Exhibit 10.1

AMENDMENT TO SUPPLEMENTAL PENSION AGREEMENT
With Kenneth J. Neises

This agreement (referred to herein as the “Amendment”) amends the Supplemental Pension Agreement entered into by and between Laclede Gas Company (the “Company”) and Kenneth J. Neises (“Neises”) on March 7, 2008 (such agreement referred to herein as the “Agreement”).

RECITALS

WHEREAS, the Company and Neises executed the Agreement on March 7, 2008;

WHEREAS, the Board adopted a resolution on November 19, 2009 allowing Neises to work up to December 1, 2010; and

WHEREAS, the Company and Neises desire to amend the Agreement to extend the Agreement relative to certain benefits under the Retirement Plan and SERP based upon Average Final Compensation and Years of Credited Service;

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment, the parties agree as follows:

1.	Article I of the Agreement is amended by adding the following definition as a new section 1.7 to read as follows:

	1.7	“Grandfathered Formula” means the Grandfathered Formula as defined in Section 1.21 of the Retirement Plan as restated on January 1, 2009.

2.	Section 3.1 of the Agreement is amended and restated to read as follows:

3.1
Supplemental Pension Benefit Formula.  Upon the earliest to occur of Neises’ death, Disability, or retirement, such date being known as the Calculation Date, the Supplemental Pension Benefit under this Agreement shall be calculated and shall be in an amount equivalent to:

(A+B+C+D) – E

where A, B, C, D, and E are as follows:

A.
    = Neises’ monthly accrued benefit under the Plans calculated as if he had retired on November 1, 2005 converted to a lump amount calculated using the PBGC rate in effect on November 1, 2005 of 2.5% and other factors and formulas effective under the Plans for retirements on November 1, 2005;

B.
    = The difference between (i) the monthly accrued benefit calculated in A. above, and (ii) the monthly accrued benefit calculated as if he had retired on November 1, 2007; with the difference between (i) and (ii) then converted to a lump sum amount calculated using the PBGC rate in effect for retirements on December 1, 2009 of 2.5%, and other factors and formulas effective under the Plans for retirements on November 1, 2007;

C.
    = The difference between (I) the monthly accrued benefit calculated in B.(ii), and (II) the monthly accrued benefit under the Grandfathered Formula calculated on December 1, 2009; with the difference between (I) and (II) then converted to a lump sum amount calculated using the factors and formulas effective under the Plans for retirements on December 1, 2009, including the PBGC rate of 2.5%; and

D.
    = The difference between (y) the monthly accrued benefit calculated in C.(II), and (z) the monthly accrued benefit under the Grandfathered Formula calculated on Calculation Date; with the difference between (y) and (z) then converted to a lump sum amount calculated using the factors and formulas effective under the Plans for retirements on the Calculation Date; and

E.
    = Neises’ monthly accrued benefit under the Grandfathered Formula under the Plans converted to a lump sum amount calculated using the factors and formulas effective under the Plans for retirements on the Calculation Date.

No Supplemental Pension Benefit shall accrue under this Agreement on or after the Calculation Date.

3.
Except to the extent specifically amended by this Amendment, all of the terms, provisions, conditions, covenants, representations and warranties contained in the Agreement shall be and remain in full force and effect and the same are hereby ratified and confirmed.

4.	In the event of any inconsistency or conflict between this Amendment and the Agreement, the terms, provisions and conditions contained in this Amendment shall govern and control.

IN WITNESS WHEREOF, the Company and Neises have executed this Amendment this
7th day of January 2010.
LACLEDE GAS COMPANY

By /s/ Douglas H. Yaeger
Title: Chief Executive Officer

/s/ Kenneth J. Neises
Kenneth J. Neises